Exhibit (a)(5)

STEWARD FUNDS, INC.

ARTICLES SUPPLEMENTARY

STEWARD FUNDS, INC., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors of the Corporation, at a meeting held November 14, 2005, adopted a resolution to reduce the total authorized Common Shares of one of the Corporation's series and to reclassify such authorized but unissued Common Shares as a second class of another series of Common Shares of the Corporation.

SECOND: Pursuant to the Corporation's Articles of Incorporation dated May 11, 1992, as amended and supplemented to date, including by Articles of Amendment filed on the date these Articles Supplementary are filed, as of immediately prior to such reduction of authorized Common Shares of an existing series and reclassification of such authorized but unissued Common Shares as a second class of another series, the total number of Common Shares of all series and classes that the Corporation was authorized to issue was two hundred million (200,000,000), par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation

Capstone Government Income Fund	20,000,000 (all of one class)
Steward Short-Term Select Bond Fund	20,000,000 (all of one class)

	Individual Class	Institutional Class

Steward Select Bond Fund	20,000,000	20,000,000
Steward International Equity Fund	20,000,000	20,000,000
Steward Domestic All-Cap Equity Fund	20,000,000	20,000,000
Steward Multi-Manager Equity Fund	20,000,000	20,000,000

THIRD: As of immediately subsequent to such reduction of authorized Common Shares of an existing series and reclassification of such authorized but unissued Common Shares as a second class of another series, the total number of shares of all series and classes that the Corporation is authorized to issue is two hundred million (200,000,000) shares of Common Stock, par value of one tenth of one cent ($0.001) per share and having an aggregate par value of two hundred thousand dollars ($200,000), classified as follows:

Name of Series	Number of Shares; Class Allocation

Capstone Government Income Fund	1,000,000 (all of one class)

	Individual Class	Institutional Class

Steward Select Bond Fund	20,000,000	20,000,000
Steward International Equity Fund	20,000,000	20,000,000
Steward Domestic All-Cap Equity Fund	20,000,000	20,000,000
Steward Multi-Manager Equity Fund	20,000,000	20,000,000
Steward Short-Term Select Bond Fund	19,000,000	20,000,000

FOURTH: The reduction of authorized Common Shares of one series and the reclassification of such authorized but unissued Common Shares as a second class of another series pursuant to these Articles Supplementary have been so reduced and reclassified by the Board of Directors under the authority contained in the charter of the Corporation and in accordance with Section 2-105(c) of the Maryland General Corporation Law. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series and classes of Common Shares of stock described in Article THIRD hereof shall be as set forth in the Corporation's Articles of Incorporation, as amended, and shall be subject to all provisions of such Articles of Incorporation relating to shares of the Corporation generally, including those set forth in Article 5.5 of such Articles of Incorporation.

The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its Senior Vice President, John R. Wolf, and attested to by its Secretary, Richard A. Nunn, on the 20th day of December, 2005.

ATTEST:	STEWARD FUNDS, INC.

/s/ Richard A. Nunn	By: /s/ John R. Wolf (SEAL)
Richard A. Nunn	John R. Wolf
Secretary	Senior Vice President